SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  May 31, 2003

HORIZON GROUP PROPERTIES, INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	0-24123	38-3407933
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 West Wacker Drive, Suite 4200 Chicago, Illinois		60601
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (312) 917-8870

N/A
(Former Name or Former Address, if Changed Since Last Report)

ITEM 5. Other Events

On June 3, 2003, Horizon Group Properties, Inc. (the “Company”) announced that it had sold the partnership that owns two outlet centers located in Daleville, Indiana and Somerset, Pennsylvania for $1.98 million.  The investment group that acquired the centers includes an affiliate of Howard M. Amster, a director and significant shareholder of the Company and Gary J. Skoien, Chairman and Chief Executive Officer of the Company.  The Company will be retained by the investors to lease and manage the properties.  The leasing and management agreement will also provide that the Company receive 50% of any net profits from the subsequent sale of the centers after the owners receive a 12% annual rate of return on their investment.  The Company will report a gain in the second quarter of 2003 of approximately $1.9 million as a result of the sale.

The press release announcing this transaction is attached hereto as Exhibit 99.7.  The purchase agreement is also attached hereto as an exhibit.

ITEM 7.  Exhibits.

(c)                                  Exhibits.

Exhibit Number	Description

10.91

Purchase Agreement dated as of May 31, 2003 by and among Horizon Group Properties, Inc., Daleville, Sommerset, Tulare Finance Company, Inc., Horizon Group Properties, L.P., Pleasant Lake Apts. Corp., Pleasant Lake Apts. Limited Partnership, Richard Bongorno, Gary Skoien and David Zlatin

99.7	Press release issued by the Company on June 3, 2003

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HORIZON GROUP PROPERTIES, INC.

Date:	June 4, 2003	By:	/s/ David R. Tinkham
		Name:	David R. Tinkham
		Title	Chief Financial Officer and Secretary